Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259519
PROSPECTUS
Rover Group, Inc.
91,476,337 Shares of Class A Common Stock
Offered by the Selling Securityholders
This prospectus relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees of: (i) 87,852,665 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (a) 79,746,980 shares of Class A Common Stock beneficially owned by certain former stockholders of A Place for Rover, Inc. (“Legacy Rover” and such shares, the “Legacy Rover Shares”), (b) up to 2,206,559 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy Rover, which have been issued or shall be issuable upon the achievement of certain trading price targets for our Class A Common Stock (the “Rover Earnout Shares”), (c) up to 2,461,626 shares of Class A Common Stock beneficially owned by Nebula Caravel Holdings, LLC, a Delaware corporation (the “Sponsor”), and certain affiliates of the Sponsor, 492,326 of which vest upon the achievement of certain trading price targets for our Class A Common Stock (the “Sponsor Earnout Shares”), and (d) 3,437,500 shares of Class A Common Stock issued to the Sponsor (the “Founder Shares” and, together with the Legacy Rover Shares, the Rover Earnout Shares, and the Sponsor Earnout Shares, the “Affiliated Shares”); (ii) 1,965,201 shares of Class A Common Stock purchased at Closing by a subscriber pursuant to a PIPE Subscription Agreement; (iii) 1,000,000 shares of Class A Common Stock purchased by BBCM Master Fund Ltd. at Closing pursuant to the Assignment Agreement; and (iv) 658,471 shares of Class A Common Stock received by the Sponsor upon the cashless exercise of 2,574,164 private placement warrants purchased by the Sponsor in connection with Caravel’s initial public offering (the "Sponsor Warrant Shares").
The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the date of this prospectus. The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell their securities in the section titled “Plan of Distribution” beginning on page 25 of this prospectus.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted under certain agreements between us and the selling securityholders. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will pay the expenses associated with registering the sales by the selling securityholders other than any underwriting discounts and commissions, as described in more detail in the section titled “Use of Proceeds” appearing in this prospectus beginning on page 13.
Our Class A Common Stock is listed on the Nasdaq Global Market ("Nasdaq") under the symbol “ROVR.” On August 17, 2022, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $4.21 per share.
We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.
Investing in our Class A Common Stock involves a high degree of risk. Before investing in our securities, please carefully read the discussion of the risks and uncertainties of investing in our securities described in the section titled “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus and the documents incorporated herein by reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 18, 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders and their permitted transferees may, from time to time, sell the securities offered by them described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.
This prospectus provides you with a general description of the securities that may be offered. To the extent necessary, each time that the selling securityholders offer and sell securities, we or the selling securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information" and "Incorporation by Reference."
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. Neither we nor the selling securityholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
This prospectus, any prospectus supplement or free writing prospectus, and the documents incorporated by reference therein contain summaries of certain provisions contained in some of the documents described or incorporated by reference herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”
For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, references in this prospectus to (1) “Legacy Rover” refers to A Place for Rover, Inc., a Delaware corporation and our wholly owned subsidiary, prior to the Merger, (2) “Caravel” refers to Nebula Caravel Acquisition Corp., a Delaware corporation and our legal predecessor, prior to the Merger, and (3) “Rover,” the “Company,” “Registrant,” “we,” “us” and “our” refers to Rover Group, Inc., a Delaware corporation formerly known as Nebula Caravel Acquisition Corp., and where appropriate, our wholly owned subsidiaries.
In this document:
“Assignment Agreement” means that certain Assignment and Assumption Agreement by and among Caravel, the TWC Funds, and BBCM Master Fund Ltd., dated as of July 26, 2021, pursuant to which BBCM Master Fund Ltd. purchased 1,000,000 shares of Class A Common Stock (the “Assigned Shares”) for a purchase price of $10.00 per share at Closing.
“Business Combination Agreement” means the Business Combination Agreement, dated as of February 10, 2021, by and among Caravel, Merger Sub and Legacy Rover.
“Caravel IPO” means Caravel’s initial public offering of Units, consummated on December 11, 2020.
“Class A Common Stock” means the shares of Class A common stock of Rover Group, Inc., par value $0.0001 per share.
“Closing” means the consummation of the Merger, which occurred on July 30, 2021.
“Earnout Period” means the seven year period immediately following the Closing.
“Earnout Shares” means the total 19,734,183 shares of Class A Common Stock that may be issued upon the Class A Common Stock achieving certain share price milestones pursuant to the Business Combination Agreement (including the 17,540,964 earnout shares that were issued to Legacy Rover stockholders in October 2021 and the 2,192,687 shares that will be earned if the volume weighted average price of Class A Common Stock is greater than or equal to $16.00 over any 20 trading days within any 30 trading day period during the Earnout Period).
“Investor Rights Agreement” means the Investor Rights Agreement, entered into at the Closing, by and among Caravel, Legacy Rover, and certain persons and entities holding Class A Common Stock.
“Merger” refers to the merging of Merger Sub with and into Legacy Rover, with Legacy Rover surviving the Merger as a wholly owned subsidiary of the Company and the other transactions contemplated by the Business Combination Agreement, consummated as of the Closing.
“Merger Sub” means Fetch Merger Sub, Inc., a Delaware corporation.
“PIPE Shares” means the purchase of 5,000,000 shares of Class A Common Stock by certain accredited investors pursuant to the PIPE Subscription Agreement in connection with the Closing, for a purchase price of $10.00 per share, in a private placement.
“PIPE Subscription Agreement” means that certain Subscription Agreement between the Company and certain accredited investors (the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 5,000,000 shares of Class A Common Stock at $10.00 per share for an aggregate commitment amount of $50,000,000.
“Private Placement Warrants” means the warrants to purchase shares of Class A Common Stock purchased in a private placement in connection with the Caravel IPO, exercisable for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustments.

“Remaining Earnout Shares” means the total 2,192,687 shares of Class A Common Stock that may be issued upon the Class A Common Stock achieving a volume weighted average price greater than or equal to $16.00 over any 20 trading days within any 30 trading day period during the Earnout Period.
“Sponsor” means Nebula Caravel Holdings, LLC, a Delaware limited liability company.
“Sponsor Backstop Subscription Agreement” means that certain backstop agreement between Sponsor and Caravel pursuant to which the TWC Funds agreed to purchase shares of Class A Common Stock in an aggregate amount of up to $50,000,000 (or such greater amount at the election of the TWC Funds) to the extent of the amount of any redemption of shares of Class A Common Stock.
“Stockholder Lock-Up Agreement” means that Stockholder Lock-Up Agreement entered into at Closing by and among Rover, the Sponsor, certain affiliates of the Sponsor, and certain Legacy Rover stockholders.
“TWC Funds” means, together, True Wind Capital II, L.P. and True Wind Capital II-A, L.P.

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “Rover,” "the Company," “we,” “our” and “us” refer, collectively, to Rover Group, Inc., a Delaware corporation, and its subsidiaries taken as a whole.
Company Overview
We believe in the unconditional love of pets, and Rover exists to make it possible for everyone to experience this love in their lives. Rover was founded to give pet parents an alternative to relying on friends and family, neighbors, and kennels for pet care; it is the world’s largest online marketplace for pet care based on gross booking value, or GBV, which represents the dollar value of bookings on our platform during a period, prior to cancellations, and is inclusive of pet care provider earnings, service fees, add-ons, taxes and alterations and is exclusive of tips. Our online marketplace aims to match pet parents with pet lovers who are dedicated to providing excellent pet care while earning extra income. Our simple and easy-to-use platform enables pet parents to easily discover and book the right pet care providers for them and their pets, communicate with providers and write and read reviews. Our platform enables pet care providers to list on our marketplace with low startup costs, schedule bookings, communicate with pet parents, set the prices charged for their services, define the terms of their services, and receive payment.
We connect pet parents with caring pet care providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, and drop-in visits. Through June 30, 2022, over three million unique pet parents and over 750,000 pet care providers across North America, the United Kingdom and Western Europe have booked a service on Rover, enabling millions of moments of joy and play for people and pets.
We generate substantially all of our revenue from our pet care marketplace platform that connects pet care providers and pet parents. We collect services fees from both providers and pet parents. As more providers accept and complete bookings, we earn more revenue. We also earn revenue from ancillary sources such as provider onboarding fees.
Background
A Place for Rover, Inc., a Delaware corporation and, after the Merger described below, our wholly owned subsidiary, was incorporated in June 2011 and is headquartered in Seattle, Washington, with offices in Spokane, Washington and internationally in Barcelona, Spain. Nebula Caravel Acquisition Corp., a Delaware corporation, our legal predecessor company, and a special purpose acquisition company sponsored by True Wind Capital was incorporated in September 2020 and closed its initial public offering in December 2020.
On July 30, 2021, Nebula Caravel Acquisition Corp. consummated the previously announced merger with A Place for Rover, Inc. and Fetch Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Caravel. Pursuant to the Merger, Merger Sub merged with and into A Place for Rover, Inc., the separate corporate existence of Merger Sub ceased, and A Place for Rover Inc. continued as the surviving corporation in the Merger and as a wholly owned subsidiary of Caravel. The Merger was approved by Caravel’s stockholders at a meeting held on July 28, 2021. On the Closing, Caravel changed its name to Rover Group, Inc. The Merger was accounted for as a reverse recapitalization in accordance with United States Generally Accepted Accounting Principles. Under this method of accounting, Caravel was treated as the acquired company and Legacy Rover was treated as the acquirer for financial statement reporting purposes.
On August 2, 2021, our Class A Common Stock and public warrants, formerly those of Caravel, began trading on The Nasdaq Global Market, or Nasdaq, under the ticker symbols “ROVR” and “ROVRW,” respectively. We subsequently redeemed all of our outstanding public and private warrants in January 2022. In connection with the warrant redemption, the public warrants ceased trading on Nasdaq effective as of the close of trading on January 12, 2022, and have been delisted. The warrant redemption had no effect on the trading of our Class A Common Stock, which continues to trade on Nasdaq under the symbol “ROVR.”
As a result of the Merger, we raised gross proceeds of $268.3 million, including the contribution of $275.1 million of cash held in Caravel’s trust account from its initial public offering, net of the redemption of Caravel common stock held by Caravel’s public stockholders of $146.8 million, $50.0 million private investment in public equity at $10.00 per share of our Class A Common Stock, and $80.0 million of additional gross proceeds from the Sponsor Backstop Subscription Agreement. Under the Sponsor Backstop Subscription Agreement, TWC Funds purchased an aggregate of 8,000,000 shares of our Class A Common Stock at $10.00 per share. In addition, pursuant to the Assignment Agreement, we raised additional gross proceeds of $10.0 million from the sale of our Class A Common Stock at $10.00 per share. As a result of the Merger, we received net proceeds of $235.6 million, net of transaction costs paid of $32.7 million.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are currently an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:
•exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;
•exemption from compliance with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;
•reduced disclosure about our executive compensation arrangements; and
•exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.
We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of Caravel’s initial public offering, or December 31, 2025.
As a result of this status, we have taken advantage of reduced reporting requirements in the documents incorporated by reference in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in the documents incorporated by reference in this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period for complying with new or revised accounting standards until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to the financial statements of companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We are also currently a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act. However, as of June 30, 2022, the last business day of our most recently completed second fiscal quarter, the market value of our Class A Common Stock that was held by non-affiliates exceeded $250.0 million, and as of December 31, 2021, we had annual revenue of more than $100.0 million. As a result, we will lose our smaller reporting company status as of December 31, 2022, and will be subject to certain requirements that apply to other public companies but did not previously apply to us due to our smaller reporting company status beginning with our Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.
Trademarks and Service Marks
The Rover design logo and the Rover mark appearing or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus are the property of Rover Group, Inc. Trade names, trademarks and service marks of other companies appearing or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus are the property of their respective holders. We have omitted the ® and TM designations, as applicable, for the trademarks used or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus.
Additional Information
Our principal executive offices are located at 720 Olive Way, 19th Floor, Seattle, WA 98101, and our telephone number is (888) 453-7889.
Our website address is www.rover.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Class A Common Stock.
Our investor relations website is located at https://investors.rover.com/. We use our investor relations website to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, in addition to following press releases, SEC filings and public conference calls and webcasts. We also make available, free of charge, on our investor relations website under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. The information on, or that can be accessed through, our investor relations website is not part of this prospectus, and you should not consider information contained on our investor relations website in deciding whether to purchase shares of our Class A Common Stock.

THE OFFERING

Class A Common Stock offered by the selling securityholders hereunder (representing the PIPE Shares, the Assigned Shares, the Affiliated Shares, and the Sponsor Warrant Shares as of the date of this prospectus)

91,476,337 shares
The offer and sale of shares were initially registered in our initial registration statement on Form S-1 filed on September 14, 2021 and declared effective by the SEC on September 23, 2021. No new shares are being added under the post-effective amendment filed on August 12, 2022.

Class A Common Stock outstanding	182,781,527 shares

Use of Proceeds
All of the shares of Class A Common Stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any proceeds from the sale of our Class A Common Stock offered by the selling securityholders, or the Securities. See the section of this prospectus titled “Use of Proceeds” appearing on page 13 of this prospectus for more information. We will pay certain costs associated with the sale of the Securities by the selling securityholders, other than underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities.

Dividend Policy	We have not paid any cash dividends on the Class A Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future.

Risk Factors
Any investment in the Class A Common Stock offered by this prospectus is speculative and involves a high degree of risk. See the section titled “Risk Factors” beginning on page 9 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A Common Stock.

Nasdaq Symbol	“ROVR”
The number of shares of Class A Common Stock outstanding after this offering is based on 182,781,527 shares of our Class A Common Stock outstanding as of August 1, 2022 and excludes:
•2,192,687 shares of Class A Common Stock that are the Remaining Earnout Shares;
•15,098,797 shares of Class A Common Stock issuable upon the exercise of outstanding options;
•7,679,398 shares of Class A Common Stock issuable upon the vesting of outstanding restricted stock units;
•8,798,695 shares of Class A Common Stock reserved for future issuance under our 2021 Equity Incentive Plan, or 2021 Plan; and

•2,600,000 shares of Class A Common Stock reserved for future issuance under our 2021 Employee Stock Purchase Plan, or 2021 ESPP.
The 2021 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Class A Common Stock available for issuance under the 2021 Plan on the first day of each year equal to the least of: (1) 25,740,000 shares of Class A Common Stock; (2) 5% of the total number of shares of all classes of Class A Common Stock as of the last day of our immediately preceding year; and (3) such lesser amount determined by the administrator. The number of shares available for issuance under the 2021 ESPP will be increased on the first day of each year equal to the least of: (1) 5,150,000 shares of Class A Common Stock; (2) 1.5% of the total number of shares of all classes of Rover Common Stock as of the last day of our immediately preceding year; and (3) such lesser amount determined by the administrator.

RISK FACTORS SUMMARY
Investing in our Class A Common Stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. The following is a summary of the principal risks and uncertainties we face that, if they actually occur, could materially and adversely affect our business, operating results, financial condition and prospects, all of which are more fully described in the section of this prospectus titled “Risk Factors.” In that event, the market price of our Class A Common Stock could decline, and you could lose part or all of your investment.
This summary is not complete and the risks and uncertainties summarized below are not the only risks we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations. You should review and consider carefully the risks and uncertainties described in more detail in the “Risk Factors” section, and should not rely upon the following as an exhaustive summary of the material risks facing our business.
Risks Related to our Business and Industry
•The COVID-19 pandemic has materially adversely impacted and may continue to materially adversely impact our business, operating results and financial condition.
•Any further and continued decline or disruption in the travel and pet care services industries or an economic downturn resulting from current or future pandemics, sustained levels of increased inflation, rising interest rates, lower consumer confidence, geopolitical instability or economic uncertainty, could materially adversely affect our business, results of operations and financial condition.
•We have incurred net losses in each year since inception and may not be able to achieve profitability.
•Our historic revenue growth rate has slowed over time, and may slow or reverse again in the future.
•Our Adjusted EBITDA may not continue to grow over time and may slow or reverse again in the future.
•Online marketplaces for pet care are still in relatively early stages of growth and if demand for them does not continue to grow or grows slower than expected our business, financial condition and operating results could be materially adversely affected.
•Our marketing efforts to help grow the business may not be effective.
•If we fail to retain existing pet care providers and pet parents or attract new pet care providers and pet parents, or if pet care providers fail to provide high-quality offerings, or if pet parents fail to receive high-quality offerings, our business, operating results and financial condition would be materially adversely affected.
•The success of our platform relies on our matching algorithms and other proprietary technology and any failure to operate and improve our algorithms or to develop other innovative proprietary technology effectively could materially adversely affect our business, financial condition and operating results.
•The business and industry in which we participate are highly competitive and we may be unable to compete successfully with our current or future competitors.
•New offerings and initiatives can be costly and if we unsuccessfully pursue such offerings and initiatives, we may fail to grow and our business, operating results, financial condition and prospects would be materially adversely affected.
•Maintaining and enhancing our brand reputation is critical to our growth and negative publicity could damage the Rover brand.
•Actions by pet care providers or pet parents that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our platform and materially adversely affect our reputation, ability to attract and retain pet care providers and pet parents, business, operating results and financial condition.
•We may experience significant fluctuations in our operating results and key business metrics, which make it difficult to forecast future results and could cause our stock price to decline.

Risks Related to Regulation and Taxes
•If pet care providers are reclassified as employees under applicable law or new laws are passed causing the reclassification of pet care providers as employees or otherwise adopting employment-like restrictions with regard to pet care providers who use our platform, our business would be materially adversely affected.
•Our business is subject to a variety of laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition, or operating results.
•We are subject to regulatory inquiries, claims, lawsuits, investigations, various proceedings and other disputes and face potential liability and expenses for legal claims, which could materially adversely affect our business, operating results, and financial condition.
•Taxing authorities may successfully assert that we have not properly collected, or in the future should     collect, sales and use, gross receipts, value added, or similar taxes.
Risks Related to Privacy and Technology
•We have been subject to cybersecurity attacks in the past and anticipate being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation could interrupt our operations, harm our brand and reputation and adversely affect our business, financial condition, and operating results.
•Changes in laws or regulations relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other regulations relating to privacy, data protection or the protection or transfer of data relating to individuals, could adversely affect our business.
•Systems defects and failures and resulting interruptions in the availability of our website, mobile applications, or platform could adversely affect our business, financial condition and operating results.
•We rely on third-party payment service providers to process payments made by pet parents and payments made to pet care providers on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, operating results and financial condition could be materially adversely affected.
•We rely on mobile operating systems and application marketplaces to make our applications available and if they modify their policies, or if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial results and operating results could be materially adversely affected.
Risks Related to Our Intellectual Property
•Failure to adequately protect our intellectual property could adversely affect our business, financial condition and operating results.
Risks Related to our Operations
•We depend on our highly skilled employees to grow and operate our business and if we are unable to hire, retain, manage and motivate our employees, or if our new employees do not perform as anticipated, we may not be able to grow effectively and our business, financial condition, and operating results could be materially adversely affected.
•Our support function is critical to the success of our platform and any failure to provide high-quality service could affect our ability to retain our existing pet care providers and pet parents and attract new ones.
•We may face difficulties as we expand our operations into new local markets in which we have limited or no prior operating experience.
•Our presence outside the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.
•The failure to successfully execute and integrate acquisitions could adversely affect our business, operating results and financial condition.

Risks Related to Our Financial Reporting and Disclosure
•Because we recognize revenue upon the start of a booked service and not at booking, upticks or downturns in bookings are not immediately reflected in our operating results.
•Our management has limited experience in operating a public company.
•We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting which could result in a misstatement of the accounts or disclosures in our financial statements, that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected or cause us to fail to meet our periodic reporting obligations.
•We may face litigation and other risks as a result of the material weakness in the internal controls of our financial reporting.
Risks Related to Ownership of Class A Common Stock
•The market price of our Class A Common Stock has been, and may continue to be, volatile and may decline.
•Insiders currently have and may continue to possess substantial influence over us, which could limit investors’ ability to affect the outcome of key transactions, including a change of control.
•Our stockholders will experience dilution in the future.

RISK FACTORS
Investing in our Class A Common Stock involves a high degree of risk. Before making an investment decision regarding our securities, you should consider carefully the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” in our most recent Quarterly Report on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. The risks described in these documents are not the only ones we face. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of these risks actually occur, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the market price of our Class A Common Stock could decline, and you could lose part or all of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements” and "Incorporation by Reference."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the information incorporated by reference herein and therein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements generally relate to future events or our future financial or operating performance. The words “may,” “might,” “possible,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “consider,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” "would," "likely," or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve substantial risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Forward-looking statements included or incorporated by reference in this prospectus or any prospectus supplement include, but are not limited to, statements about:
•the effects of the COVID-19 pandemic, including as a result of new strains or variants of the virus, and other geopolitical events like Russia’s invasion of Ukraine on customer demand and our business, key business metrics, operating results and financial condition, the travel industry, travel trends, and the global economy generally;
•general macroeconomic and geopolitical conditions, including other health-related events, political instability, sustained levels of increased inflation, rising interest rates, lower consumer confidence, changes in monetary and fiscal policy, significant foreign currency fluctuations, and geopolitical conflicts and economic downturns, and their impact on consumer spending patterns, demand for and pricing on our platform, and our business, operating results and financial condition;
•our expectations regarding our future operating and financial performance, including our bookings, gross booking value, average booking value, revenue and expenses;
•our ability to retain existing and acquire new pet parents and pet care providers;
•the strength of our network, effectiveness of our technology, and quality of the offerings provided through our platform;
•our opportunities and strategies for growth, including investments, acquisitions and international markets;
•our offering expansion initiatives and market acceptance thereof, and the effect of these investments on our results of operations;
•our ability to match pet parents with high quality and well-priced offerings;
•our assessment of and strategies to compete with our competitors;
•our assessment of our trust and safety practices;
•the success of our marketing strategies and investments;
•our ability to accurately and effectively use data and engage in predictive analytics;
•our ability to attract and retain talent and the effectiveness of our compensation strategies and leadership;

•seasonal fluctuations in bookings, gross bookings value, average booking value, revenue, marketing, operating expenses, net income (loss), and Adjusted EBITDA;
•our future capital requirements and sources and uses of cash;
•the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs;
•changes in applicable laws or regulations;
•our ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to our business both in the United States and internationally and our expectations regarding the effects of various existing and developing laws and restrictions that relate to our business;
•our ability to successfully defend, and the outcome of, any known and unknown litigation and regulatory proceedings;
•the increased expenses associated with being a public company;
•our ability to maintain and protect our brand;
•our ability to effectively manage our growth and maintain our corporate culture;
•our ability to maintain the security and availability of our platform;
•our current plans, considerations, expectations and determinations regarding future compensation programs;
•other risks and uncertainties set forth in the section titled “Risk Factors” beginning on page 9 of this prospectus
We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus, any prospectus supplement and the information incorporated by reference herein and therein.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus, any prospectus supplement and the information incorporated by reference herein and therein primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus may also contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.
You should read this prospectus and any prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement of which this prospectus is a part and the documents incorporated by reference, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus and any prospectus supplement and the documents that we reference herein and therein by these cautionary statements.

USE OF PROCEEDS
All of the Securities offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. With respect to the registration of all shares of Class A Common Stock offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the selling securityholders of up to 91,476,337 shares of our Class A Common Stock. Pursuant to the Investor Rights Agreement, the Stockholder Lock-Up Agreement, the Assignment Agreement, and the Subscription Agreements, we filed a registration statement with the SEC for the purposes of registering for resale all of the shares of Class A Common Stock issued to the selling securityholders thereunder.
The selling securityholders may from time to time offer and sell any or all of the Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interest in the Class A Common Stock other than through a public sale. We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Class A Common Stock. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the selling securityholders will have sold all of the Securities covered by this prospectus upon the completion of the offering.
The selling securityholders include the Sponsor and certain former directors of our predecessor, certain of our principal stockholders and certain of our current directors and executive officers. For a description of our relationships with such selling securityholders see the sections of our proxy statement filed with the SEC on April 29, 2022 titled “Board of Directors and Corporate Governance—Director Compensation” on page 17, “Executive Compensation” on page 26, and “Certain Relationships and Related Person Transactions” on page 37, and our subsequent SEC filings incorporated by reference into this prospectus.
Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of shares registered on its behalf. A selling securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See the section titled “Plan of Distribution” elsewhere in this prospectus.
The following table is prepared based on information provided to us by the selling securityholders and the 182,781,527 shares of Class A Common Stock outstanding as of August 1, 2022. It sets forth the name and address of the selling securityholders, the aggregate number of shares of Class A Common Stock that the selling securityholders may offer pursuant to this prospectus and the beneficial ownership of the selling securityholders both before and after the offering. Shares of Class A Common Stock offered and beneficially owned are based primarily on information initially provided to us by the selling securityholders indicating the Class A Common Stock they wished to be covered by this registration statement and eligible for sale under this prospectus. A selling securityholder may have sold or transferred some or all of the Securities set forth in the table and accompanying footnotes, and consequently the Securities indicated to be offered may exceed the number of Securities to be sold by the selling securityholders.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities shown as beneficially owned by them, subject to community property laws where applicable.
Unless otherwise noted below, the business address of each of these selling securityholders is c/o Rover Group, Inc., 720 Olive Way, 19th Floor, Seattle, WA 98101.

	Shares Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Offered	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number of Shares		Number of Shares	Percentage
Assigned Shares
Broad Bay Capital Master Fund(1)	8,225,000	1,000,000	7,225,000	4.0%
PIPE Shares
Funds affiliated with Crescent Park Management, L.P.(2)	1,965,201	1,965,201	—	—%
Rover Directors and Executive Officers
Aaron Easterly(3)	7,613,360	1,389,466	6,223,894	3.3%
Greg Gottesman(4)	65,896	57,753	8,143	*
Rover Stockholders with Beneficial Ownership equal to 5% or Greater of Class A Common Stock
Nebula Caravel Holdings, LLC(5)	14,457,597	6,457,597	8,000,000	4.4%
Funds affiliated with Foundry Ventures(6)	20,581,627	20,581,627	—	—%
Funds affiliated with Madrona Ventures(7)	26,886,990	26,886,990	—	—%
Funds affiliated with Menlo Ventures(8)	17,332,807	17,332,807	—	—%
Other Rover Stockholders
Funds affiliated with TCV(9)	8,336,474	8,336,474	—	—%
Accounts advised or subadvised by T. Rowe Price Associates(10)	7,368,422	7,368,422	—	—%
Rover Stockholders with less than 100,000 shares of Class A Common Stock
Alexi A. Wellman (11)	25,000	25,000	—	—%
Darren Thompson (12)	25,000	25,000	—	—%
David Kerko (13)	25,000	25,000	—	—%
Scott Wagner (14)	25,000	25,000	—	—%
Total	112,933,374	91,476,337	21,457,037	11.5%
__________________
*Less than 1%
(1)Based on our records and a Schedule 13G/A filed with the SEC on February 14, 2022. Includes 1,000,000 shares of Class A Common Stock purchased by BBCM Master Fund Ltd. pursuant to the Assignment Agreement. These shares are beneficially owned by BBCM Master Fund Ltd. and Broad Bay Capital Management LP. The address for both entities is 1330 Avenue Of The Americas, 21st Floor New York, NY 10019.
(2)Consists of an aggregate of 1,965,201 shares of Class A Common Stock. These securities are held by Crescent Park Master Fund, L.P., Crescent Park FOF Partners, L.P., Crescent Park Global Equity Master Fund, L.P., and Crescent Park SPV I, L.P. Such shares include (i) 1,565,007 shares of Class A Common Stock held by Crescent Park Master Fund, L.P.; (ii) 121,424 shares of Class A Common Stock held by Crescent Park FOF Partners, L.P.; (iii) 158,496 shares of Class A Common Stock held by Crescent Park Global Equity Master Fund, L.P.; and (iv) 120,274 shares of Class A Common Stock held by Crescent Park SPV I, L.P.
(3)Consists of (a) 3,261,230 shares of Class A Common Stock held by Mr. Easterly, of which 49,074 shares are Earnout Shares issuable to Mr. Easterly upon the Class A Common Stock achieving certain trading price thresholds, (b) 4,882,343 shares of Class A Common Stock subject to options held by Mr. Easterly, 4,279,434 shares of which will be vested and exercisable within 60 days of August 1, 2022 and (c) 978,376 RSUs covering shares of Class A Common Stock held by Mr. Easterly, 72,696 shares of which will be vested within 60 days of August 1, 2022. Mr. Easterly is the Chief Executive Officer of Rover and serves as the Chairperson of our board of directors, or the Board.
(4)Consists of (a) 65,896 shares of Class A Common Stock held by Mr. Gottesman, of which 879 are Earnout Shares issuable to Mr. Gottesman upon the Class A Common Stock achieving certain trading price thresholds, and (b) 44,291 RSUs covering shares of Class A Common Stock held by Mr. Gottesman, none of which will be vested within 60 days of August 1, 2022. Mr. Gottesman serves as a member of our Board and is also a minority investor and former general partner in funds affiliated with Madrona Ventures which beneficially own 14.5% of Rover (excluding unissued Earnout Shares). Mr. Gottesman does not have voting or dispositive control over such funds.
(5)Based on our records and a Schedule 13D/A filed with the SEC on February 4, 2022. Nebula Caravel Holdings, LLC is the record holder of the shares reported herein. The TWC Funds are each a managing member of Nebula Caravel Holdings, LLC. True Wind Capital GP II, LLC is the general partner of the TWC Funds. Adam Clammer, a member of our Board, and Mr. James H. Greene, Jr. serve as the managing members of True Wind Capital GP II, LLC. As such, they may be deemed to have or share beneficial ownership of the Class A Common

Stock held directly by Nebula Caravel Holdings, LLC. Mr. Clammer and Mr. Greene disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Consists of (a) 3,437,500 shares of Class A Common Stock received in exchange for the same amount of Founder Shares beneficially owned by Sponsor immediately prior to the Closing; (b) 1,889,300 shares of Class A Common Stock beneficially owned by Sponsor which have vested upon the Class A Common Stock achieving certain trading price thresholds; (c) up to 472,326 shares of Class A Common Stock beneficially owned by Sponsor which will vest upon the Class A Common Stock achieving certain trading price thresholds; and (d) 658,471 shares of Class A Common Stock received as part of the cashless exercise of the Private Placement Warrants beneficially owned by Sponsor in connection with our January 2022 redemption of the Private Placement Warrants. The business address of Nebula Caravel Holdings, LLC is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111. Nebula Caravel Holdings, LLC was the Sponsor and a greater than 5% holder of the stock of our legal predecessor, Nebula Caravel Acquisition Corp. Mr. Clammer was the Chief Executive Officer, President and a director of Caravel from September 2020 to the Closing.
(6)Consists of an aggregate of 20,581,627 shares of Class A Common Stock, of which 312,940 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by Foundry Group Next, L.P. ("Next LP") and Foundry Venture Capital 2013, L.P. ("2013 LP"). Such shares include (i) 13,229,955 shares of Class A Common Stock held of record by 2013 LP and (ii) 7,038,732 shares of Class A Common Stock held of record by Next LP. Foundry Venture 2013, LLC (“2013 LLC”) is the general partner of 2013 LP and Brad Feld (“Feld”), Seth Levine (“Levine”) and Ryan McIntyre (“McIntyre” and with Feld and Levine, the “Managing Members”) are the managing members of 2013 LLC. 2013 LP, 2013 LLC and the Managing Members share power to direct the voting and disposition of the shares held by 2013 LP. FG Next GP, LLC (“Next LLC”) is the general partner of Next LP and the Managing Members are managing members of Next LLC. Next LP, Next LLC and the Managing Members share power to direct the voting and disposition of the shares held by Next LP. The business address of the Foundry Ventures funds is 645 Walnut Street, Boulder, CO 80302.
(7)Consists of an aggregate of 26,886,990 shares of Class A Common Stock, of which 423,074 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by Madrona Venture Fund IV, L.P. (“Madrona Fund IV”) and Madrona Venture Fund IV-A, L.P. (“Madrona Fund IV-A”), as applicable. Madrona Investment Partners IV, L.P. (“Madrona Partners IV”) is the general partner of each of Madrona Fund IV and Madrona Fund IV-A, and Madrona IV General Partner, LLC (“Madrona IV LLC”) is the general partner of Madrona Partners IV. Scott Jacobson, who serves as a member of our Board, together with Tom Alberg, Paul Goodrich, Matt McIlwain, Len Jordan, and Tim Porter are the managing members of Madrona IV LLC, and each may be deemed to share voting and investment power over the securities held by Madrona Fund IV and Madrona Fund IV-A (collectively, “Madrona Ventures”). Each of such individuals disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. Such shares include (i) 25,806,222 shares of Class A Common Stock held of record by Madrona Fund IV and (ii) 657,694 shares of Class A Common Stock, held of record by Madrona Fund IV-A. The business address of Madrona Ventures is 999 Third Ave., 34th Floor, Seattle, Washington 98104.
(8)Consists of an aggregate of 17,332,807 shares of Class A Common Stock of which 270,241 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by Menlo Special Opportunities Fund, L.P. (“Menlo Special Opportunities Fund”), Menlo Ventures XI, L.P. (“Menlo Ventures XI”), MMEF XI, L.P. (“MMEF XI”), and MMSOP, L.P. (“MMSOP”, and together with Menlo Special Opportunities Fund, Menlo Ventures XI, and MMEF XI, collectively referred to as “Menlo Ventures”). Such shares include (i) 5,455,836 shares of Class A Common Stock, held of record by Menlo Special Opportunities Fund; (ii) 11,086,863 shares of Class A Common Stock held of record by Menlo Ventures XI; (iii) 431,156 shares of Class A Common Stock held of record by MMEF XI; and (iv) 88,711 shares of Class A Common Stock, held of record by MMSOP. Voting and investment power over the shares held by Menlo Ventures XI and MMEF XI are collectively exercised by the following individuals: Douglas Carlisle, Shawn Carolan, Venky Ganesan, John Jarve, H. DuBose Montgomery and Mark Siegel. Voting and investment power over the shares held by Menlo Special Opportunities Fund and MMSOP are collectively exercised by the following individuals: Shawn Carolan, Venky Ganesan, Matthew Murphy and Mark Siegel. Venky Ganesan serves as a member of our Board. The business address of Menlo Ventures is 1300 El Camino Real, Suite 150, Menlo Park, CA 94025.
(9)Based on our records and a Schedule 13G/A filed with the SEC on February 7, 2022. Consists of an aggregate of 8,336,474 shares of Class A Common Stock of which 142,027 shares are Earnout Shares issuable upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by TCV Member Fund, L.P., (“TCV Member Fund”), TCV VIII (A), L.P. (“TCV VIII (A)”), TCV VIII (B), L.P. (“TCV VIII (B)”), and TCV VIII, L.P. (“TCV VIII” and, together with TCV Member Fund, TCV VIII (A) and TCV VIII (B), the “TCV Funds”)). Technology Crossover Management VIII, Ltd. (“Management VIII”) is a general partner of TCV Member Fund and the general partner of Technology Crossover Management VIII, L.P. (“TCM VIII”), which is the general partner of TCV VIII, TCV VIII (A), and TCV VIII (B). Management VIII may be deemed to beneficially own the securities held by the TCV Funds and TCM VIII may be deemed to beneficially own securities held by TCV VIII (A), TCV VIII (B) and TCV VIII, but each of Management VIII and TCM VIII disclaim beneficial ownership of such securities except to the extent of its respective pecuniary interest therein. Such shares include (i) 429,234 shares of Class A Common Stock held of record by TCV Member Fund; (ii) 1,572,358 shares of Class A Common Stock held of record by TCV VIII(A); (iii) 362,134 shares of Class A Common Stock held of record by TCV VIII(B); and (iv) 5,830,721 shares of Class A Common Stock held of record by TCV VIII. The business address of the TCV Funds is 250 Middlefield Road, Menlo Park, CA 94025.
(10)Consists of an aggregate of 7,368,422 shares of Class A Common Stock, of which 1,008,324 shares are Earnout Shares already issued or issuable in the future upon the Class A Common Stock achieving certain trading price thresholds. These securities are held of record by the following entities: (a) Costco 401K Retirement Plan (“Costco”); (b) Jeffrey LLC (“Jeffrey”); (c) MassMutual Select Funds – MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund (“MMSF”); (d) Minnesota Life Insurance Company (“Minnesota Life”); (e) T. Rowe Price Institutional Small Cap Stock Fund (“Institutional Small Cap”); (f) T. Rowe Price Moderate Allocation Portfolio (“Moderate Allocation Portfolio”); (g) T. Rowe Price New Horizons Fund, Inc. (“New Horizons Fund”); (h) T. Rowe Price New Horizons Trust (“New Horizons Trust”); (i) T. Rowe Small-Cap Stock Fund, Inc. (“Small-Cap SF”); (j) T. Rowe Price Spectrum Moderate Allocation Fund (“Moderate Allocation Fund”); (k) T. Rowe Price Spectrum Conservative Allocation Fund (“Conservative Allocation Fund”); (l) T. Rowe Price Spectrum Moderate Growth Allocation Fund (“Moderate Growth Allocation Fund”); (m) T. Rowe Price U.S. Equities Trust (“U.S. Equities Trust”), (n) T. Rowe Price U.S. Small Core Equity Trust (“U.S. Small Core Equity Trust); (o) TD Mutual Funds – TD U.S. Small-

Cap Equity Fund (“TD U.S. Small-Cap Equity Fund”); (p) The Bunting Family III, LLC (“Bunting Family III”); (q) The Bunting Family VI Socially Responsible LLC (“Bunting Family VI Socially Responsible”); (r) U.S. Small-Cap Stock Trust (“Small-Cap Stock Trust”); and (s) VALIC Company I – Small Cap Fund (“VALIC Small Cap”, together with the foregoing, the “T. Rowe Price Funds”). Of these shares: (i) 31,594 shares of Class A Common Stock are held of record by Costco; (ii) 24,075 shares of Class A Common Stock are held of record by Jeffrey; (iii) 15,883 shares of Class A Common Stock are held of record by MMSF; (iv) 7,756 shares of Class A Common Stock are held of record by Minnesota Life; (v) 361,835 of Class A Common Stock shares are held of record by Institutional Small Cap; (vi) 823 shares of Class A Common Stock are held of record by Moderate Allocation Portfolio; (vii) 4,399,933 of Class A Common Stock shares are held of record by New Horizons Fund; (viii) 486,834 shares of Class A Common Stock are held of record by New Horizons Trust; (ix) 773,380 of Class A Common Stock shares are held of record by Small-Cap SF; (x) 10,622 of Class A Common Stock shares are held of record by Moderate Allocation Fund; (xi) 6,383 of Class A Common Stock shares are held of record by Conservative Allocation Fund; (xii) 13,478 shares of Class A Common Stock are held of record by Moderate Growth Allocation Fund; (xiii) 37,207 shares of Class A Common Stock are held of record by U.S. Equities Trust; (xiv) 111,010 shares of Class A Common Stock are held of record by U.S. Small Cap Equity Core (xv) 27,568 shares of Class A Common Stock are held of record by TD U.S. Small-Cap Equity Fund; (xvi) 9,909 shares of Class A Common Stock are held of record by The Bunting Family III; (xvii) 3,203 shares of Class A Common Stock are held of record by The Bunting Family VI SR; (xviii) 30,457 shares of Class A Common Stock are held of record by U.S Small Cap Stock Trust; and (xix) 8,145 of Class A Common Stock shares are held of record by VALIC Small Cap. For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of all of these shares, however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such shares. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The business address of each of the T. Rowe Price Funds is 100 East Pratt Street, Baltimore, Maryland 21202.
(11)Consists of 25,000 shares of Class A Common Stock transferred by the Sponsor to, and held of record by, Ms. Wellman, of which (a) 20,000 shares have vested upon the Class A Common Stock achieving certain price trading thresholds and (b) 5,000 shares will vest upon the Class A Common Stock achieving certain trading price thresholds. Ms. Wellman was a director of Caravel from December 2020 until the Closing.
(12)Consists of 25,000 shares of Class A Common Stock transferred by the Sponsor to, and held of record by, Mr. Thompson, of which (a) 20,000 shares have vested upon the Class A Common Stock achieving certain price trading thresholds and (b) 5,000 shares will vest upon the Class A Common Stock achieving certain trading price thresholds. Mr. Thompson was a director of Caravel from December 2020 until the Closing.
(13)Consists of 25,000 shares of Class A Common Stock transferred by the Sponsor to, and held of record by, Mr. Kerko, of which (a) 20,000 shares have vested upon the Class A Common Stock achieving certain price trading thresholds and (b) 5,000 shares will vest upon the Class A Common Stock achieving certain trading price thresholds. Mr. Kerko was a director of Caravel from December 2020 until the Closing.
(14)Consists of 25,000 shares of Class A Common Stock transferred by the Sponsor to, and held of record by, Mr. Wagner, of which (a) 20,000 shares have vested upon the Class A Common Stock achieving certain price trading thresholds and (b) 5,000 shares will vest upon the Class A Common Stock achieving certain trading price thresholds. Mr. Wagner was a director of Caravel from December 2020 until May 2021.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes certain important terms of our capital stock as of August 12, 2022 as specified in our Certificate of Incorporation and Bylaws. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to the Certificate of Incorporation, the Bylaws, and the Investor Rights Agreement, which are included as exhibits to Rover’s Annual Report on Form 10-K for the year ended December 31, 2021, and to the applicable provisions of Delaware law.
Authorized and Outstanding Stock
Our authorized capital stock is 1,000,000,000 shares, $0.0001 par value per share, of which:
•990,000,000 shares are designated as Class A Common Stock; and
•10,000,000 shares are designated as Preferred Stock.
Common Stock
The Certificate of Incorporation authorizes a single class of common stock, Class A Common Stock. Some of the rights of Class A Common Stockholders and terms of the Class A Common Stock are discussed in greater detail below.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Class A Common Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.
No Preemptive or Similar Rights
Holders of Class A Common Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.
Voting Rights
Holders of Class A Common Stock are entitled to one vote for each share held as of the applicable record date on all matters submitted to a vote of stockholders.
Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Our Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class are to be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Liquidation Rights
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to its stockholders would be distributable ratably among the holders of its Class A Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.
Preferred Stock
The Board is authorized, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action. As of August 1, 2022, there are no shares of preferred stock outstanding, and we have no present plan to issue any shares of preferred stock.
Registration Rights
Under the Investor Rights Agreement, the holders of Registrable Securities (as defined in the Investor Rights Agreement) or their permitted transferees will have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.
Demand Registration Rights
The holders of Registrable Securities are entitled to certain demand registration rights. At any time after the expiration of a lock-up to which such shares are subject, the holders of (i) at least a majority of the shares held by Caravel stockholders, or the Caravel Demand Holders or (ii) at least $20 million of shares held by former Legacy Rover stockholders, or the Rover Demand Holders, in each case having registration rights then outstanding, can request that we file a registration statement on Form S-1 or, if then available, Form S-3, to register the offer and sale of their shares. We are only obligated to effect one such registration during any six-month period, or no more than two underwritten demand registrations for each of the Caravel Demand Holders and Rover Demand Holders. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, then we have the right to defer such registration, not more than twice in any 12-month period, for a period of not more than 90 days.
Form S-3 Registration Rights
The holders of Registrable Securities are entitled to certain Form S-3 registration rights. We shall file a registration statement for an offering to be made on a continuous basis no later than 30 days following the date that we become eligible to use Form S-3. The holders of at least $25 million of shares having registration rights then outstanding can request that we effect an underwritten public offering pursuant to such resale shelf registration statement. We are only obligated to effect two such registrations in a 12-month period, and no more than three such registrations for each of the Caravel Demand Holders and Rover Demand Holders. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Piggyback Registration Rights
The holders of Registrable Securities are entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration (i) relating to any employee stock option or other benefit plan, (ii) relating to an exchange offer or offering of securities solely to our existing stockholders, (iii) relating to an offering of debt that is convertible into our equity securities, (iv) on Form S-4 related to any merger, acquisition or business combination, (v) for a dividend reinvestment plan or (vi) filed in connection with a block trade, then we must give written notice of the proposed filing to the holders of Registrable Securities at least ten days before the anticipated filing date and offer the opportunity to register the sale of that number of shares of Registrable Securities as the holders may request in writing within five days following receipt of the notice.
Expenses of Registration
Subject to certain limitations, we will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares to be offered and sold pursuant to the registrations described above, as well as the reasonable fees and disbursements of one counsel for selling stockholders, including the reasonable fees and disbursements of one counsel chosen by the holders of the shares included in such registrations.
Termination
The registration rights terminate upon the earlier of (i) the seventh anniversary of the Investor Rights Agreement and (ii) the date as of which all of the registrable securities have been sold pursuant to a registration statement or are permitted to be sold under Rule 144 or any similar provision under the Securities Act. With respect to a given holder of registration rights, the registration rights terminate upon the earliest date when such holder of registration rights (a) ceases to hold at least $15 million of registrable securities and (b) can sell all of such holder’s registrable securities without limitation pursuant to Rule 144 promulgated under the Securities Act.
Amendment to Certificate of Incorporation and Bylaws
Any amendment of the Certificate of Incorporation must first be approved by a majority of the Board, and if required by law or the Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, except that the amendment, repeal or modification of the provisions relating to the issuance and rights of preferred stock, classified Board structure, director removal, cumulative voting, stockholder action by written consent, special meetings of stockholders, advance notice and amendments must be approved by the affirmative vote of 66-2/3% of the outstanding shares entitled to vote on the amendment, voting together as a single class.
Our Bylaws may be amended or repealed by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in our Bylaws and Certificate of Incorporation. However, any Bylaw amendment adopted by stockholders that specifies the votes necessary for the election of directors shall not be further amended or repealed by the Board. Our Bylaws may also be adopted, amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote. However, subject to the Certificate of Incorporation, the amendment or repeal of, or adoption of any Bylaw inconsistent with, the Bylaw provisions relating to meetings of stockholders, powers, number, resignation, vacancies and removal of directors, indemnification, exclusive forum and amendments must be approved by the affirmative vote of not less than 66-2/3% of the voting power of all outstanding voting securities, voting together as a single class.
Registration Rights for PIPE Shares
Pursuant to the Subscription Agreements between us and certain accredited investors, or the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 5,000,000 shares of Class A Common

Stock at $10.00 per share for an aggregate commitment amount of $50,000,000, we agreed to file with the SEC (at our sole cost and expense) within 45 days after July 30, 2021 a registration statement registering the resale of the shares held by PIPE Investors. This registration statement on Form S-1 was declared effective on September 23, 2021.
Form S-8 Registration Statement
We filed a registration statement on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our 2021 Plan, 2021 ESPP and 2011 Equity Incentive Plan. The Form S-8 registration statement became effective automatically upon filing, and shares covered by the registration statement became eligible for sale in the public market, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.
Anti-Takeover Effects of Certain Provisions of Delaware and Washington Law, the Certificate of Incorporation and the Bylaws
Certain provisions of Delaware law, Washington law, the Certificate of Incorporation and the Bylaws which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of increased protection of its potential ability to negotiate with an unfriendly or unsolicited acquirer will outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We will be governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;
•any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

•any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
These provisions may have the effect of delaying, deferring or preventing changes in control of Rover.
Washington Business Corporation Act
The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the Washington Business Corporation Act, or WBCA, prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation, or an “acquiring person,” for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions may include, among other things:
•any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;
•any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; and
•allowing the acquiring person to receive any disproportionate benefit as a stockholder.
After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders.
We will be considered a “target corporation” so long as our principal executive office is located in Washington, and: (i) a majority of our employees are residents of the state of Washington or we employ more than one thousand residents of the state of Washington; (ii) a majority of our tangible assets, measured by market value, are located in the state of Washington or we have more than $50.0 million worth of tangible assets located in the state of Washington; and (iii) any one of the following: (a) more than 10% of our stockholders of record are resident in the state of Washington; (b) more than 10% of our shares are owned of record by state residents; or (c) 1,000 or more of our stockholders of record reside in the state.
If we meet the definition of a target corporation, the WBCA may have the effect of delaying, deferring or preventing a change of control.
Certificate of Incorporation and Bylaws Provisions
The Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management. Among other things, the Certificate of Incorporation and the Bylaws:
•permit the Board to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;
•provide that the authorized number of directors may be changed only by resolution of the Board;
•provide that all vacancies and newly created directorships, may, except as otherwise required by law, Rover’s governing documents or resolution of the Board, and subject to the rights of holders of Rover Preferred Stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•divide the Board into three classes, each of which stands for election once every three years;
•for so long as the Board is classified, and subject to the rights of holders of our preferred stock, provide that a director may only be removed from the Board by the stockholders for cause;
•require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;
•not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
•provide that special meetings of our stockholders may be called only by the Board, the chairperson of the Board, our chief executive officer or our president; and
•provide that stockholders will be permitted to amend certain provisions of the Certificate of Incorporation and the Bylaws only upon receiving at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Rover. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation and the Bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and inclusive of rules and regulations thereunder. The Bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar
The transfer agent and registrar for the Class A Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Rule 144
Subject to the section below entitled “—Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies,” a person who has beneficially owned restricted shares of Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the sale (or for such shorter period that we were required to file such reports), other than Form 8-K reports, at the time of the sale. Persons who have beneficially owned restricted shares of Class A Common Stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of:
•1% of the then outstanding equity shares of the same class; and
•the average weekly trading volume of Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales by affiliates of Rover under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Rover.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
While we were formed as a shell company, since the completion of the Merger we are no longer a shell company, and so, Rule 144 is available for the resale of the above noted restricted securities, so long as the conditions in the third bullet above are satisfied as of that date.

PLAN OF DISTRIBUTION
We are registering securities for resale by the selling securityholders. As used herein, references to “selling securityholders” includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Class A Common Stock or interests in the Securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer.
We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.
The Securities offered by this prospectus may be sold from time to time to purchasers:
•directly by the selling securityholders;
•through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Securities; or
•through a combination of any of these methods of sale.
Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling securityholders.
The securities may be sold in one or more transactions at:
•fixed prices;
•prevailing market prices at the time of sale;
•prices related to such prevailing market prices;
•varying prices determined at the time of sale; or
•negotiated prices.
These sales may be effected in one or more transactions:
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•in privately negotiated transactions;
•in options or other hedging transactions, whether through an options exchange or otherwise;
•in distributions to members, limited partners or stockholders of selling securityholders;
•any other method permitted by applicable law;
•on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;
•in the over-the-counter market;
•in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•any other method permitted by applicable law; or
•through any combination of the foregoing.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with distributions of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of the Securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the Securities short and redeliver the Securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the Securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge the Securities to a financial institution or other third party that in turn may sell the Securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders also may transfer the Securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The selling securityholders may, from time to time, pledge or grant a security interest in some shares of the Securities owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of the Securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee or other successors in interest as the selling securityholders under this prospectus. The selling securityholders also may transfer shares of the Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
A selling securityholder that is an entity may elect to make an in-kind distribution of the Securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of the Securities pursuant to the distribution through this prospectus.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington, which has acted as our counsel in connection with this offering. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation directly or indirectly own less than 0.1% of the outstanding shares of our Class A Common Stock.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at www.rover.com. We make available, free of charge, on our investor relations website at https://investors.rover.com under “Financials—SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.
This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
INCORPORATION BY REFERENCE
The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:
•Our Annual Report on Form 10-K (File No. 001-39774) for the year ended December 31, 2021 (as filed with the SEC on March 21, 2022);

•Our Quarterly Reports on Form 10-Q (File No. 001-39774) for the quarterly periods ended March 31, 2022 (as filed with the SEC on May 12, 2022) and June 30, 2022 (as filed with the SEC on August 12, 2022);
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) (File No. 001-39774), filed with the SEC on April 29, 2022;
•Our Current Reports on Form 8-K (File No. 001-39774) filed January 5, 2022, January 21, 2022, February 14, 2022, March 7, 2022 (other than information furnished rather than filed), April 25, 2022, June 17, 2022, and August 8, 2022 (other than information furnished rather than filed); and
•The description of our Class A Common Stock contained in Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-39774) filed with the SEC on October 6, 2021 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Rover Group, Inc.
720 Olive Way, 19th Floor
Seattle, WA 98101
Attn: Investor Relations
(888) 453-7889

91,476,337 Shares of Class A Common Stock

PROSPECTUS
August 18, 2022
We have not authorized anyone to provide you with information other than this prospectus or any supplement or amendment hereto. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.